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                                  EXHIBIT 11.1

                          ASCEND COMMUNICATIONS, INC.

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           Year Ended December 31,
                                                  ----------------------------------------
                                                     1997            1996           1995
                                                  ----------      ---------       --------
Net income                                        $ (124,374)     $ 183,890       $ 52,945
                                                  ==========      =========       ========
Computation of weighted average
 common and common equivalent
 shares outstanding:

    Weighted average common shares outstanding       189,129        178,630        162,181

    Common equivalent shares attributable
      to stock options and warrants (treasury
      stock method)                                       --         17,616         13,035
                                                  ----------      ---------       --------
Shares used in computing net
 income (loss) per share - diluted (1)               189,129        196,246        175,216
                                                  ==========      =========       ========
Net income (loss) per share - diluted             $    (0.66)     $    0.94       $   0.30
                                                  ==========      =========       ========
Shares used in computing net
 income (loss) per share - basic                     189,129        178,630        162,181
                                                  ==========      =========       ========

Net income (loss) per share - basic               $    (0.66)     $    1.03       $   0.33
                                                  ==========      =========       ========


(1) Due to their anti-dilutive effect, 10,642 common equivalent shares attributable to stock options and warrants were excluded from the computation of net loss per share - diluted for the year ended December 31, 1997.